                            UNITED STATES                     SEC File Number

                  SECURITIES AND EXCHANGE COMMISSION             000-52162

                        Washington, D.C. 20549

                              FORM 12b-25

                      NOTIFICATION OF LATE FILING

(Check One) X  Form 10-K  __ Form 20-F __ Form 11-K  __ Form 10-Q

            __ Form N-SAR  __ Form N-CSR

               For Period Ended: December 31, 2008

                 [  ]     Transition Report on Form 10-K

                 [  ]     Transition Report on Form 20-F

                 [  ]     Transition Report on Form 11-K

                 [  ]     Transition Report on Form 10-Q

                 [  ]     Transition Report on Form N-SAR

                  For the Transition Period Ended:________________________

READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE

Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above,

identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

MCA Holdings Corporation

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Full Name of Registrant

              N/A

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Former Name if Applicable

Suite 2806, 505 6th Street, S.W.

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Address of Principal Executive Office (STREET AND NUMBER)

Calgary, Alberta, Canada  T2P 1X5

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City, State and Zip Code

PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.  (Check box if appropriate)

         (a)     The reasons described in reasonable detail in Part III of

__               this form could not be eliminated without unreasonable

                 effort or expense;

         (b)     The subject annual report, semi-annual report, transition

 X_              report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or

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                 Form N-CSR, or portion thereof, will be filed on or

                 before the fifteenth calendar day following the

                 prescribed due date; or the subject quarterly report or

                 transition report on Form 10-Q, or portion thereof, will

                 be filed on or before the fifth calendar day following

                 the prescribed due date; and

 __      (c)     The accountant's statement or other exhibit required by

                 Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.  (Attach Extra Sheets if Needed)

The Company has encountered a delay in assembling the information required to be included in its December 31, 2008 Form 10-K Annual Report.  The Company expects to file its December 31, 2008, Form 10-K Annual Report with the U.S. Securities and Exchange Commission within 15 calendar days of the prescribed due date.

PART IV - OTHER INFORMATION

(1)      Name and telephone number of person to contact in regard to this notification

          Richard W. Jones, Esq.       (770)             804-0500

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                (Name)               (Area Code)        (Telephone Number)

(2)      Have all other periodic reports required under Section 13 or

         15(d) of the Securities Exchange Act of 1934 or Section 30 of the

         Investment Company Act of 1940 during the preceding 12 months or or such shorter period that the registrant was required to file such reports been filed?  If answer is no identify report(s).

         X Yes   __ No

(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in

         the subject report or portion thereof? ___  Yes    _X__  No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                           MCA HOLDINGS CORPORATION

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               (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                     MCA HOLDINGS CORPORATION

Date:  March 30, 2009                By:  /s/ Wai Leung Cheng

                                       ----------------------------------------

                                        Wai Leung Cheng, President

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